Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Media Contact:

Bronwyn Pait, Marketing

(610) 695-3630

Malvern Bancorp, Inc. Reports Net Income of $1.6 million, or $0.25 per Share, for the Third quarter of Fiscal 2016, Representing a 31.9% Increase over the Third quarter of Fiscal 2015

PAOLI, PA., July 28, 2016 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank (“Malvern” or the “Bank”), today reported operating results for the third fiscal quarter ended June 30, 2016. Net income amounted to $1.6 million, or $0.25 per share, for the quarter ended June 30, 2016, an increase of $384,000, or 31.9 percent, as compared with the net income of $1.2 million, or $0.19 per share, for the quarter ended June 30, 2015.

“We continued to perform well this quarter with solid growth in key areas of our business. We continue to see strong credit metrics with non-performing assets remaining low as our loan growth remained strong. Our core loan growth increased 41.6 percent at June 30, 2016 compared to September 30, 2015. The company also had strong deposit growth at June 30, 2016 with total deposits increasing 24.4 percent compared to September 30, 2015. We are maintaining our course with our business strategy and our performance reflected that and the strength of our balance sheet.” commented Anthony C. Weagley, Chief Executive Officer & President of Malvern Bancorp, Inc.

For the nine months ended June 30, 2016, net income amounted to $4.2 million, or $0.66 per share, compared with net income of $2.5 million, or $0.40 per share, for the nine months ended June 30, 2015.

Highlights for the quarter include:

•	Return on average assets (“ROAA”) was 0.81 percent for the three months ended June 30, 2016, compared to 0.77 percent for the three months ended June 30, 2015, and return on average equity (“ROAE”) rose to 7.41 percent for the three months ended June 30, 2016, compared with 6.01 percent for the three months ended June 30, 2015.

•	The Company originated $82.2 million in new loans in the third quarter of fiscal 2016, achieving net portfolio growth of $39.4 million compared to the second quarter of fiscal 2016, which was offset in part by $42.8 million in participations, payoffs, prepayments and maturities from its portfolio; new loan originations consisted of $4.7 million in residential mortgage loans, $68.0 million in commercial loans, $6.8 million in construction and development loans and $2.7 million in consumer loans.

•	Non-performing assets (“NPAs”) were at 0.22 percent of total assets at June 30, 2016, compared to 0.44 percent at June 30, 2015 and 0.39 percent at September 30, 2015. The allowance for loan losses as a percentage of total non-performing loans was 515.2 percent at June 30, 2016, compared to 337.1 percent at June 30, 2015 and 333.6 percent at September 30, 2015.

•	The Company’s ratio of shareholders’ equity to total assets was 10.88 percent at June 30, 2016, compared to 12.79 percent at June 30, 2015, and 12.41 percent at September 30, 2015.

•	Book value per common share amounted to $13.21 at June 30, 2016, compared to $12.17 at June 30, 2015 and $12.41 at September 30, 2015.

•	The efficiency ratio, a non-GAAP measure, was 64.0 percent for the third quarter of fiscal 2016 on an annualized basis, compared to 69.0 percent in the third quarter of fiscal 2015 and 73.9 percent in the fourth quarter of fiscal 2015.

•	The Company’s balance sheet reflected total asset growth of $140.6 million at June 30, 2016, compared to September 30, 2015, coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Return on average assets	0.81%	0.68%	0.79%	0.72%	0.77%
Return on average equity	7.41%	6.03%	6.55%	5.77%	6.01%
Net interest margin (tax equivalent basis) (1)	2.56%	2.65%	2.72%	2.71%	2.61%
Loans / deposits ratio	96.39%	94.53%	86.90%	84.68%	84.54%
Shareholders’ equity / total assets	10.88%	11.09%	11.37%	12.41%	12.79%
Efficiency ratio (1)	64.0%	66.2%	71.3%	73.9%	69.0%
Book value per common share	$13.21	$12.91	$12.60	$12.41	$12.17

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended June 30, 2016, total interest income on a fully tax equivalent basis increased $1.4 million, or 26.9 percent, to $6.6 million, compared to the three months ended June 30, 2015. Interest income rose in the quarter ended June 30, 2016, compared to the comparable period in fiscal 2015 primarily due to a $164.0 million increase in the average balance of our loans. Total interest expense increased by $449,000, or 34.5 percent, to $1.8 million, for the three months ended June 30, 2016, compared to the same period in fiscal 2015.

Net interest income on a fully tax equivalent basis was $4.8 million for the three months ended June 30, 2016, increasing $949,000, or 24.4 percent, from $3.9 million for the comparable three month period in fiscal 2015. The change for the three months ended June 30, 2016 primarily was the result of an increase in the average balance of interest earning assets, which increased $160.5 million. The net interest spread on an annualized tax-equivalent basis was at 2.42 percent and 2.46 percent for the three months ended June 30, 2016 and June 30, 2015, respectively. For the quarter ended June 30, 2016, the Company’s net interest margin on a tax equivalent basis decreased to 2.56 percent as compared to 2.61 percent for the same three month period in fiscal 2015.

“We continued to carry a large cash balance as we grew deposits despite the funding of $82.2 million in new loans for the period. While we anticipate reducing the funding pool, we see growth in funding at the same time so that the dampening effect to margin may continue in the coming quarters. “commented Mr. Weagley.

The 34.5 percent increase in interest expense for the third quarter of fiscal 2016 as compared to the third fiscal quarter in 2015 primarily reflected higher volumes of borrowings which are part of the hedging activity strategies executed to mitigate interest rate risk. The average cost of funds was 1.06 percent for the quarter ended June 30, 2016 compared to 1.02 percent for the same three month period in fiscal 2015 and, on a linked sequential quarter basis, decreased three basis points compared to the second quarter of fiscal 2016.

For the nine months ended June 30, 2016, total interest income on a fully tax equivalent basis increased $3.4 million, or 22.4 percent, to $18.6 million, compared to $15.2 million for the nine months ended June 30, 2015. Total interest expense increased by $1.1 million, or 27.1 percent, to $4.9 million, for the nine months ended June 30, 2016, compared to the same period in fiscal 2015. Interest income rose for the nine months ended June 30, 2016, compared to the same period in fiscal 2015 primarily due to a $100.7 million increase in average loan balances. Compared to the same period in fiscal 2015, for the nine months ended June 30, 2016, average interest earning assets increased $108.6 million, and the net interest spread and net interest margin increased on an annualized tax-equivalent basis by eight basis points and four basis points, respectively.

Earnings Summary for the Period Ended June 30, 2016

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)
(dollars in thousands, except per share data)
For the quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Net interest income	$4,780	$4,500	$4,211	$3,979	$3,838
Provision for loan losses	472	375	—	—	—
Net interest income after provision for loan losses	4,308	4,125	4,211	3,979	3,838
Other income	659	501	558	639	640
Other expense	3,378	3,360	3,425	3,454	3,273
Income before income tax expense	1,589	1,266	1,344	1,164	1,205
Income tax expense	-	-	-	-	-
Net income	$1,589	$1,266	$1,344	$1,164	$1,205
Earnings per common share:
Basic	$0.25	$0.20	$0.21	$0.18	$0.19
Diluted	$0.25	$0.20	n/a	n/a	n/a
Weighted average common shares outstanding:
Basic	6,411,766	6,408,167	6,402,332	6,398,720	6,395,126
Diluted	6,411,804	6,408,167	n/a	n/a	n/a

Other Income

Other income increased $19,000 for the third quarter of fiscal 2016 compared with the same period in fiscal 2015. The increase during the third quarter of fiscal 2016 was primarily due to an increase of $84,000 in net gains on sales of investment securities compared to the same period in fiscal 2015. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $430,000 for the three months ended June 30, 2016 compared to $495,000 for the three months ended June 30, 2015, a decrease of $65,000, or 13.1 percent. The decrease in other income in the third quarter of fiscal 2016 when compared to the third quarter of fiscal 2015 (excluding securities gains) resulted primarily from an increase of $4,000 in net gain on sale of loans, offset by a decrease in service charges of $59,000, a decrease in rental income of $6,000 and a decrease in earnings on bank-owned insurance of $4,000.

For the nine months ended June 30, 2016, total other income decreased $178,000 compared to the same period in fiscal 2015, primarily as a result of a $16,000 decrease in net gains on sales of investment securities, a $155,000 decrease in service charges, a $34,000 decrease in rental income, and a $8,000 decrease in earnings on bank-owned insurance, partially offset by an increase of $35,000 in net gain on sale of loans. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $1.3 million for the nine months ended June 30, 2016 compared to $1.5 million for the comparable period in fiscal 2015, a decrease of $162,000, or 11.1 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Service charges on deposit accounts	$227	$227	$211	$169	$286
Rental income – other	55	50	50	60	61
Net gains on sales of investments, net	229	61	131	78	145
Gain on sale of loans, net	20	36	34	47	16
Bank-owned life insurance	128	127	132	285	132
Total other income	$659	$501	$558	$639	$640

Other Expense

Total other expense for the three months ended June 30, 2016, increased $105,000, or 3.2 percent, when compared to the quarter ended June 30, 2015. The increase primarily reflected increases in salaries and employee benefits of $267,000, a $62,000 increase in occupancy expense and a $51,000 increase in professional fees. These increases were partially offset by decreases of $163,000 in federal deposit insurance premium, a $28,000 decrease in advertising expense, a $34,000 decrease in data processing expense, a $10,000 decrease in other operating expense and a $40,000 change in other real estate (income) expense, net.

For the nine months ended June 30, 2016, total other expense decreased $344,000, or 3.3 percent, compared to the same period in fiscal 2015. The decrease primarily reflected an $82,000 decrease in federal deposit insurance, an $118,000 decrease in advertising, a $70,000 decrease in data processing expense and a $233,000 decrease in other operating expenses. These decreases were partially offset by an increase in salaries and employee benefits of $10,000, a $52,000 increase in occupancy expense, a $35,000 increase in professional fees and a $62,000 change in other real estate owned (income) expense, net.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Salaries and employee benefits	$1,600	$1,522	$1,499	$1,387	$1,333
Occupancy expense	469	456	423	419	407
Federal deposit insurance premium	40	232	200	230	203
Advertising	26	25	30	40	54
Data processing	278	270	297	321	312
Professional fees	415	361	400	430	364
Other real estate owned (income) expense, net	(8)	8	(1)	17	32
Other operating expenses	558	486	577	610	568
Total other expense	$3,378	$3,360	$3,425	$3,454	$3,273

Statement of Condition Highlights at June 30, 2016

Highlights as of June 30, 2016 included:

•	Balance sheet strength, with total assets amounting to $796.3 million at June 30, 2016, increasing $140.6 million, or 21.5 percent, compared to September 30, 2015, and increasing $172.1 million, or 27.6 percent, compared to June 30, 2015.

•	The Company’s gross loans were $558.2 million at June 30, 2016, increasing $164.0 million, or 41.6 percent, and $183.5 million, or 49.0 percent, from September 30, 2015 and June 30, 2015, respectively.

•	Total investments were $126.4 million at June 30, 2016, a decrease of $59.2 million, or 31.9 percent compared to September 30, 2015, and a decrease of $63.4 million, or 33.4 percent, compared to June 30, 2015.

•	Deposits totaled $579.0 million at June 30, 2016, an increase of $113.5 million, or 24.4 percent, compared to September 30, 2015, and an increase of $135.8 million, or 30.7 percent, since June 30, 2015. Total demand, savings, money market, and certificates of deposit less than $100,000 increased $54.8 million, or 15.6 percent, from September 30, 2015, and increased $81.1 million, or 24.9 percent, from June 30, 2015.

•	Borrowings totaled $123.0 million at June 30, 2016, $103.0 million at September 30, 2015 and $93.0 million at June 30, 2015, respectively.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Cash and due from depository institutions	$1,331	$1,304	$16,334	$16,026	$3,460
Interest bearing deposits in depository institutions	77,052	56,739	40,036	24,237	20,833
Investment securities, available for sale, at fair value	80,555	100,895	116,767	128,354	130,509
Investment securities held to maturity	45,834	52,272	54,914	57,221	59,243
Restricted stock, at cost	5,548	5,553	4,762	4,765	4,369
Loans held for sale	304	—	—	—	657
Loans receivable, net of allowance for loan losses	553,971	515,094	461,491	391,307	371,897
Other real estate owned	700	700	1,168	1,168	1,366
Accrued interest receivable	2,714	2,622	2,722	2,484	2,404
Property and equipment, net	6,654	6,490	6,486	6,535	6,502
Deferred income taxes	1,598	2,202	2,874	2,874	2,816
Bank-owned life insurance	18,289	18,161	18,033	17,905	18,659
Other assets	1,755	1,954	1,561	2,814	1,529
Total assets	$796,305	$763,986	$727,148	$655,690	$624,244
Deposits	$579,043	$548,790	$534,701	$465,522	$443,218
Borrowings	123,000	123,000	103,000	103,000	93,000
Other liabilities	7,612	7,506	6,789	5,777	8,214
Shareholders' equity	86,650	84,690	82,658	81,391	79,812
Total liabilities and shareholders’ equity	$796,305	$763,986	$727,148	$655,690	$624,244

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)

At quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Demand:
Non-interest bearing	$29,416	$30,720	$28,260	$27,010	$26,877
Interest-bearing	100,609	99,154	86,008	82,897	85,085
Savings	46,056	44,207	45,312	45,189	44,949
Money market	147,103	129,652	133,608	108,706	78,963
Time	255,859	245,057	241,513	201,720	207,344
Total deposits	$579,043	$548,790	$534,701	$465,522	$443,218

Loans

Total net loans were $554.0 million at June 30, 2016 compared to $391.3 million at September 30, 2015, for a net increase of $162.7 million. The allowance for loan losses amounted to $5.3 million and $4.7 million at June 30, 2016 and September 30, 2015, respectively. Average loans during the third quarter of fiscal 2016 totaled $543.0 million as compared to $379.0 million during the third quarter of fiscal 2015, representing a 43.3 percent increase.

At the end of the third quarter of fiscal 2016, the loan portfolio remained weighted toward commercial real estate and the core residential portfolio, with single-family residential real estate loans accounting for 37.7 percent of the loan portfolio, construction and development loans for 4.3 percent, commercial loans accounting for 48.2 percent, and consumer loans representing 9.8 percent of the loan portfolio at such date. Total gross loans increased $164.0 million, to $558.2 million at June 30, 2016 compared to $394.2 million at September 30, 2015. The $164.0 million increase in the loan portfolio at June 30, 2016 compared to September 30, 2015, primarily reflected an increase of $160.2 million in commercial loans and a $16.1 million increase in construction and development loans. These increases were partially offset by a $4.3 million decrease in residential mortgage loans and an $8.0 million reduction in consumer loans at June 30, 2016 as compared to September 30, 2015.

For the quarter ended June 30, 2016, the Company originated total new loan volume of $82.2 million, which was offset in part by participations, payoffs, prepayments and maturities totaling $42.8 million. The payoffs were primarily confined to the consumer and residential portfolios. “ The gathering of new clients, and our market presence continued throughout the quarter with overall growth in the portfolio despite payoff activity. We anticipate the growth continuing this year and into our 2017 fiscal year,” commented Anthony C. Weagley.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Residential mortgage	$210,621	$214,207	$211,302	$214,958	$219,197
Construction and Development:
Residential and commercial	14,050	10,796	6,007	5,677	6,751
Land	9,904	7,755	6,804	2,142	25
Total construction and development	23,954	18,551	12,811	7,819	6,776
Commercial:
Commercial real estate	211,516	173,160	142,981	87,686	67,617
Multi-family	20,102	20,548	10,549	7,444	5,451
Other	37,091	34,585	25,975	13,380	9,839
Total commercial	268,709	228,293	179,505	108,510	82,907
Consumer:
Home equity lines of credit	21,035	21,712	23,207	22,919	23,173
Second mortgages	31,752	33,987	35,533	37,633	40,121
Other	2,088	2,041	2,299	2,359	2,523
Total consumer	54,875	57,740	61,039	62,911	65,817
Total loans	558,159	518,791	464,657	394,198	374,697
Deferred loan costs, net	1,155	1,240	1,410	1,776	1,774
Allowance for loan losses	(5,343)	(4,937)	(4,576)	(4,667)	(4,574)
Loans Receivable, net	$553,971	$515,094	$461,491	$391,307	$371,897

At June 30, 2016 , the Company had $116.3 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company's "Approved, Accepted but Unfunded" pipeline, which includes approximately $11.5 million in construction and $42.9 million in commercial real estate loans, $11.5 million in commercial term loans and lines of credit and $2.4 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $1.0 at June 30, 2016, as compared to $1.4 million at September 30, 2015 and $1.4 million at June 30, 2015. Other real estate owned, (“OREO”) was $700,000 at June 30, 2016, as compared with $1.2 million at September 30, 2015 and $1.4 million at June 30, 2015, respectively. OREO at June 30, 2016 consisted of one commercial property, which is under contract of sale and scheduled to close within 45 days, reducing OREO to zero. Total performing troubled debt restructured loans were $2.0 million at June 30, 2016, $1.1 million at September 30, 2015 and $109,000 at June 30, 2015, respectively. The increase in performing troubled debt restructured loans at June 30, 2016 compared to September 30, 2015 was primarily due to two commercial loans to one borrower, with an outstanding balance of approximately $493,000, being returned to accruing status during the first quarter of fiscal 2016, as well as a commercial loan with an outstanding balance of $386,000 being classified as a performing TDR during the third quarter of fiscal 2016.  The decrease in OREO at June 30, 2016 compared to September 30, 2015, was attributable to three single residential loans sold during the nine months of fiscal 2016. The $468,000 decrease in OREO at June 30, 2016 compared to September 30, 2015, was due to $493,000 of sale proceeds, at a net gain of $45,000, as well as a $20,000 reduction in the fair value of the remaining property, which is reflected in other REO expense during the nine months of fiscal 2016.

At June 30, 2016, non-performing assets totaled $1.7 million, or 0.22 percent of total assets, as compared with $2.6 million, or 0.39 percent, at September 30, 2015 and $2.7 million, or 0.44 percent, at June 30, 2015. The decrease from June 30, 2015 reflects the Company’s continued diligence to satisfactorily work out certain problem assets. The portfolio of remaining non-accrual loans at June 30, 2016 was comprised of ten residential real estate loans with an aggregate outstanding balance of approximately $785,000 and seven consumer loans with an aggregate outstanding balance of approximately $252,000.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Non-accrual loans(1)	$1,037	$853	$795	$1,399	$1,357
Loans 90 days or more past due and still accruing	—	—	—	—	—
Total non-performing loans	1,037	853	795	1,399	1,357
Other real estate owned	700	700	1,168	1,168	1,366
Total non-performing assets	$1,737	$1,553	$1,963	$2,567	$2,723
Performing troubled debt restructured loans	$1,959	$1,577	$1,584	$1,091	$109

Non-performing assets / total assets	0.22%	0.20%	0.27%	0.39%	0.44%
Non-performing loans / total loans	0.19%	0.16%	0.17%	0.35%	0.36%
Net charge-offs (recoveries)	$66	$14	$91	$(93)	$38
Net charge-offs (recoveries) / average loans(2)	0.05%	0.01%	0.08%	(0.10)%	0.04%
Allowance for loan losses / total loans	0.96%	0.95%	0.98%	1.18%	1.22%
Allowance for loan losses / non-performing loans	515.2%	578.8%	575.60%	333.60%	337.07%

Total assets	$796,305	$763,986	$727,148	$655,690	$624,244
Total loans	558,159	518,791	464,657	394,198	374,697
Average loans	542,985	494,005	420,601	383,092	378,953
Allowance for loan losses	5,343	4,937	4,576	4,667	4,574

(1)	12 loans totaling approximately $827,000 or 79.8% of the total non-accrual loan balance were making payments at June 30, 2016.
(2)	Annualized.

The allowance for loan losses at June 30, 2016 amounted to approximately $5.3 million, or 0.96 percent of total loans, compared to $4.7 million, or 1.18 percent of total loans, at September 30, 2015 and $4.6 million, or 1.22 percent of total loans, at June 30, 2015. The Company had a $472,000 provision for loan losses during the quarter ended June 30, 2016 compared to $375,000 and zero for the quarters ended March 31, 2016 and June 30, 2015, respectively. Provision expense was higher during the quarter ended June 30, 2016 due to an increase in loan growth, despite the level of the unallocated component of the provision.

Capital

At June 30, 2016, our total shareholders' equity amounted to $86.7 million, or 10.88 percent of total assets, compared to $81.4 million at September 30, 2015 and $79.8 million at June 30, 2015. The Company’s book value per common share was $13.21 at June 30, 2016, compared to $12.41 at September 30, 2015 and $12.17 at June 30, 2015.

At June 30, 2016, the Bank’s common equity tier 1 ratio was 13.95 percent, tier 1 leverage ratio was 10.37 percent, tier 1 risk-based capital ratio was 13.95 percent and the total risk-based capital ratio was 14.87 percent. At September 30, 2015, the Bank’s common equity tier 1 ratio was 15.90 percent, tier 1 leverage ratio was 10.80 percent, tier 1 risk-based capital ratio was 15.90 percent and the total risk-based capital ratio was 16.99 percent. At June 30, 2016, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Other income	$659	$501	$558	$639	$640
Less: Net investment securities gains	229	61	131	78	145
Other income, excluding net investment securities gains	$430	$440	$427	$561	$495

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	6/30/16	3/31/16	12/31/15	930/15	6/30/15
Other expense	$3,378	$3,360	$3,425	$3,454	$3,273
Less: non-core items(1)	—	44	67	42	244
Other expense, excluding non-core items	$3,378	$3,316	$3,358	$3,412	$3,029

Net interest income (tax equivalent basis)	$4,847	$4,566	$4,281	$4,056	$3,898
Other income, excluding net investment securities gains	430	440	427	561	495
Total	$5,277	$5,006	$4,708	$4,617	$4,393

Efficiency ratio	64.0%	66.2%	71.3%	73.9%	69.0%

(1)	Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, and external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Efficiency ratio on a GAAP basis	62.1%	67.2%	70.4%	73.9%	67.6%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented

(dollars in thousands)
For the quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Net interest income (GAAP)	$4,780	$4,500	$4,211	$3,979	$3,838
Tax-equivalent adjustment(1)	67	66	70	77	60
TE net interest income	$4,847	$4,566	$4,281	$4,056	$3,898

Net interest income margin (GAAP)	2.52%	2.61%	2.67%	2.66%	2.57%
Tax-equivalent effect	0.04	0.04	0.05	0.05	0.04
Net interest margin (TE)	2.56%	2.65%	2.72%	2.71%	2.61%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	6/30/16	3/31/16	12/31/15	9/30/15	6/30/15
Investment securities	$141,292	$164,789	$179,979	$188,424	$178,713
Loans	542,985	494,005	420,601	383,092	378,953
Allowance for loan losses	(5,132)	(4,602)	(4,662)	(4,596)	(4,649)
All other assets	107,044	94,581	85,450	82,892	76,915
Total assets	$786,189	$748,773	$681,368	$649,812	$629,932
Non-interest bearing deposits	$34,360	$29,592	$28,604	$32,477	$28,943
Interest-bearing deposits	535,457	514,402	460,999	428,205	415,646
Borrowings	123,434	113,000	102,998	101,802	96,462
Other liabilities	7,172	7,847	6,688	6,576	8,674
Shareholders’ equity	85,766	83,932	82,079	80,752	80,207
Total liabilities and shareholders’ equity	$786,189	$748,773	$681,368	$649,812	$629,932

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware Counties, Pennsylvania and a Private Banking Loan Production headquarters office in Morristown, New Jersey.  Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital, Rehoboth, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401 accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at https://www.malvernfederal.com/.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	June 30, 2016	September 30, 2015
(unaudited)
ASSETS
Cash and due from depository institutions	$1,331	$16,026
Interest bearing deposits in depository institutions	77,052	24,237
Total cash and cash equivalents	78,383	40,263
Investment securities available for sale, at fair value	80,555	128,354
Investment securities held to maturity (fair value of $46,146 and $56,825)	45,834	57,221
Restricted stock, at cost	5,548	4,765
Loans held for sale	304	—
Loans receivable, net of allowance for loan losses	553,971	391,307
Other real estate owned	700	1,168
Accrued interest receivable	2,714	2,484
Property and equipment, net	6,654	6,535
Deferred income taxes, net	1,598	2,874
Bank-owned life insurance	18,289	17,905
Other assets	1,755	2,814
Total assets	$796,305	$655,690
LIABILITIES
Deposits:
Non-interest bearing	$29,416	$27,010
Interest-bearing	549,627	438,512
Total deposits	579,043	465,522
FHLB Advances	123,000	103,000
Advances from borrowers for taxes and insurance	3,935	1,806
Accrued interest payable	436	396
Other liabilities	3,241	3,575
Total liabilities	709,655	574,299
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,560,713 shares at June 30, 2016 and 6,558,473 shares at September 30, 2015	66	66
Additional paid in capital	60,437	60,365
Retained earnings	28,013	23,814
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,665)	(1,775)
Accumulated other comprehensive loss	(201)	(1,079)
Total shareholders’ equity	86,650	81,391
Total liabilities and shareholders’ equity	$796,305	$655,690

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except for share and per share data)	2016	2015	2016	2015
(unaudited)
Interest and Dividend Income
Loans, including fees	$5,560	$4,028	$15,226	$12,356
Investment securities, taxable	643	859	2,313	2,151
Investment securities, tax-exempt	192	172	577	305
Dividends, restricted stock	65	65	182	244
Interest-bearing cash accounts	70	15	129	62
Total Interest and Dividend Income	6,530	5,139	18,427	15,118
Interest Expense
Deposits	1,180	843	3,305	2,561
Borrowings	570	458	1,631	1,322
Total Interest Expense	1,750	1,301	4,936	3,883
Net interest income	4,780	3,838	13,491	11,235
Provision for Loan Losses	472	—	847	90
Net Interest Income after Provision for Loan Losses	4,308	3,838	12,644	11,145
Other Income
Service charges and other fees	227	286	665	820
Rental income-other	55	61	155	189
Net gains on sales of investments, net	229	145	421	437
Net gains on sale of loans, net	20	16	90	55
Earnings on bank-owned life insurance	128	132	387	395
Total Other Income	659	640	1,718	1,896
Other Expense
Salaries and employee benefits	1,600	1,333	4,621	4,611
Occupancy expense	469	407	1,348	1,296
Federal deposit insurance premium	40	203	472	554
Advertising	26	54	81	199
Data processing	278	312	845	915
Professional fees	415	364	1,176	1,141
Other real estate owned (income) expense, net	(8)	32	(1)	(63)
Other operating expenses	558	568	1,621	1,854
Total Other Expense	3,378	3,273	10,163	10,507
Income before income tax expense	1,589	1,205	4,199	2,534
Income tax expense	—	—	—	—
Net Income	$1,589	$1,205	$4,199	$2,534

Earnings per common share
Basic	$0.25	$0.19	$0.66	$0.40
Diluted	$0.25	n/a	$0.66	n/a
Weighted Average Common Shares Outstanding
Basic	6,411,766	6,395,126	6,407,403	6,391,514
Diluted	6,411,804	n/a	6,407,433	n/a

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2016	3/31/2016	6/30/2015
(unaudited)
Statements of Operations Data

Interest income	$6,530	$6,210	$5,139
Interest expense	1,750	1,710	1,301
Net interest income	4,780	4,500	3,838
Provision for loan losses	472	375	—
Net interest income after provision for loan losses	4,308	4,125	3,838
Other income	659	501	640
Other expense	3,378	3,360	3,273
Income before income tax expense	1,589	1,266	1,205
Income tax expense	—	—	—
Net income	$1,589	$1,266	$1,205
Earnings (per Common Share)
Basic	$0.25	$0.20	$0.19
Diluted	$0.25	$0.20	n/a
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$80,555	$100,895	$130,509
Investment securities held to maturity (fair value of $46,146, $52,176 and $58,181)	45,834	52,272	59,243
Loans held for sale	304	—	—
Loans, net of allowance for loan losses	553,971	515,094	371,897
Total assets	796,305	763,986	624,244
Deposits	579,043	548,790	443,218
Borrowings	123,000	123,000	93,000
Shareholders' equity	86,650	84,690	79,812
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,411,766	6,408,167	6,395,126
Diluted	6,411,804	6,408,167	n/a
Operating Ratios
Return on average assets	0.81%	0.68%	0.77%
Return on average equity	7.41%	6.03%	6.01%
Average equity / average assets	10.91%	11.21%	12.73%
Book value per common share (period-end)	$13.21	$12.91	$12.17
Non-Financial Information (Period-End)
Common shareholders of record	464	472	488
Full-time equivalent staff	76	76	71